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                                                                     EXHIBIT 8.1
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                      [LETTERHEAD OF DEWEY BALLANTINE LLP]




                                                                    May 27, 1999



To the Addressees Listed
  on Schedule I hereto

         Re:      Advanta Revolving Home Equity Loan Trust 1999-A
                  Revolving Home Equity Loan Asset-Backed Notes
                  Series 1999-A

Ladies and Gentlemen:

                  We have acted as special tax counsel in connection with the issuance and delivery of the certain asset-backed notes denominated Advanta Revolving Home Equity Loan Trust 1999-A, Revolving Home Equity Loan Asset-Backed Notes, Series 1999-A, (the " Notes") pursuant to an Indenture dated as of May 1, 1999 (the "Indenture) between Advanta Revolving Home Equity Loan Trust 1999-A (the "Trust") and Bankers Trust Company of California N.A., as Indenture Trustee (the "Indenture Trustee").

                  As special tax counsel, we have examined such documents as we deemed appropriate for the purposes of rendering the opinions set forth below, including the following: (a) Prospectus dated May 6, 1999 and Prospectus Supplement dated May 18, 1999 (together the "Prospectus") with respect to the Notes, and (b) an executed copy of the Indenture and the exhibits attached thereto.

                  We have examined the question of whether the issuance by the Trust of the Notes will be treated as indebtedness by the Trust for federal income tax purposes. Our analysis is based on provisions of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder as in effect on the date hereof and on existing judicial and administrative interpretations thereof. These authorities are subject to change and to differing interpretations, which could apply retroactively. The opinion of special tax counsel is not binding on the courts or the Internal Revenue Service ("IRS").

                  In general, whether a transaction constitutes the issuance of indebtedness for federal income tax purposes is a question of fact, the resolution of which is based primarily upon the economic substance of the instruments and the transaction pursuant to which they are issued rather than the form of the transaction or the manner in which the instruments are labeled. The IRS and the courts have set forth various factors to be taken into account in determining whether or not a transaction constitutes the issuance of indebtedness for federal income tax purposes, which we have reviewed as they apply to this transaction.
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                  Based on the foregoing, and such legal and factual
investigations as we have deemed appropriate, we are of the opinion that (a) for federal income tax purposes the Notes will be treated as indebtedness because
(i) the characteristics of the transaction strongly indicate that in economic substance, the Notes are indebtedness, and (ii) the parties have stated unambiguously their intention to treat the Notes as indebtedness for tax purposes and (b) the trust will not be treated as an association taxable as a corporation (or a publicly traded partnership) or a taxable mortgage pool.

                  Capitalized terms used in this opinion letter and not defined herein shall have their respective meanings as set forth in the Sale and Servicing Agreement.

                  We express no opinion on any matter not discussed in this letter. This opinion letter is rendered as of the Closing Date, at the request of the Sponsor, for the sole benefit of each addressees hereof, and no other person or entity is entitled to rely hereon without our prior written consent. Copies of this opinion letter may not be furnished to any other person or entry, nor may any portion of this opinion letter be quoted, circulated or referred to in any other document, without our prior written consent.

                                                Very truly yours,

                                                /s/ Dewey Ballantine LLP
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                                   SCHEDULE I


Bear Stearns & Co. Inc.                                 Ambac Assurance Corporation
as Representative of the Underwriters                   One State Street Plaza
245 Park Avenue                                         New York, New York  10504
New York, New York 10167

Advanta Mortgage Corp. USA                              Moody's Investors Service, Inc.
10790 Rancho Bernardo Drive                             99 Church Street
San Diego, California 92127                             New York, New York 10007

Advanta Mortgage Conduit Services, Inc.                 Bankers Trust Company of California, N.A.,
10790 Rancho Bernardo Drive                               as Indenture Trustee
San Diego, California  92127                            Three Park Plaza, 16th Floor
                                                        Irvine, California 92714

Standard & Poor's Ratings Services,                     Advanta Revolving Home Equity
25 Broadway                                                Loan Trust 1999-A
New York, New York 10004                                c/o Wilmington Trust Company
                                                        Rodney Square North
                                                        1100 North Market Street
                                                        Wilmington, Delaware  19890-0001